Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports Preliminary 2013 Second Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - August 8, 2013 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported preliminary financial results for the quarter ended June 30, 2013. The preliminary net loss for the quarter ended June 30, 2013, was $3.4 million compared to $7.0 million during the same quarter in 2012. The preliminary net loss for the six months ended June 30, 2013 and 2012, was $24.1 million and $10.8 million, respectively. At June 30, 2013, Alexza had consolidated cash, cash equivalents and marketable securities of $35.0 million.

“Alexza continues to mark steady progress against our objectives to commercialize ADASUVE® and advance our Staccato® pipeline candidates,” said Thomas B. King, President and CEO of Alexza. “In the second quarter, we entered into an exclusive agreement with Teva to market ADASUVE in the U.S. We believe Teva is an ideal partner for ADASUVE, and we are impressed by their capabilities, commitment and enthusiasm.”

King continued, “Most recently, our partner Ferrer initiated sales of ADASUVE in the European Union, with the first product sale in Germany. In addition, we are preparing to advance AZ-002 (Staccato alprazolam) for acute repetitive seizures into Phase 2 clinical studies by year-end.”

Alexza Business Updates

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In May 2013, Alexza entered into an exclusive U.S. license and supply agreement for ADASUVE with Teva Pharmaceuticals USA, Inc. Teva is responsible for all U.S. development and commercialization activities for ADASUVE, including U.S. post-approval clinical studies. Alexza is responsible for manufacturing and supplying ADASUVE to Teva for commercial sales and clinical trials.

Alexza received an upfront cash payment of $40 million, $10 million of which was paid to the former stockholders of Symphony Allegro, Inc. Alexza is eligible to receive up to $195 million in additional milestone payments contingent on successful completion of the ADASUVE post-approval studies in the U.S. and achievement of specified net sales targets. For product shipped to Teva, Alexza will receive a specified per-unit transfer price based on costs of commercial production, which transfer price will convert to a fixed price upon achievement of costs equal to a specified per-unit price. Teva will make tiered royalty payments based on net commercial sales of ADASUVE in the U.S.

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In conjunction with the Teva collaboration, Alexza and Teva entered into a Convertible Promissory Note and Agreement to Lend. Under the terms of the Teva Note, Alexza may, upon written notice to Teva, receive advances to fund an agreed operating budget related to ADASUVE over a two year period. The aggregate advances may total up to $25 million and any advances will be due and payable in May 2018. Alexza may prepay, from time to time, up to one-half of total amounts advanced and interest outstanding at any time prior to the maturity date. At the maturity date, Teva will have the right to convert the then outstanding advance amounts, plus accrued interest, at a conversion price per share of $4.4833.

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In May 2013, James V. Cassella, PhD, Alexza’s Executive Vice President, Research and Development and Chief Scientific Officer, presented an overview of the Alexza’s AZ-002 (Staccato alprazolam) program at the Pipeline Session of the Antiepileptic Drug and Device Trials (AED) XII Conference. Alexza is developing AZ-002 for the treatment of acute repetitive seizures.

•	In June 2013, Michael S. Holfinger, PhD, joined the Company as Vice President, Manufacturing & Global Supply Chain Management.

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In July 2013, Alexza’s commercial partner Grupo Ferrer Internacional, S.A. initiated sales of ADASUVE® inhalation powder, pre-dispensed (Staccato® Loxapine) in in Germany. The first sale and shipment of product by Ferrer triggers a $1.25 million milestone payment to Alexza.

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In July 2013, Kelly Seither was promoted to Vice President, Global Strategic Marketing and New Product Planning and Tatjana Naranda, PhD, was promoted to Vice President, Business Development and Global Alliance Management.

Preliminary Financial Results - Periods Ended June 30, 2013 and 2012

Alexza recorded preliminary revenues of $40.8 million and $41.6 million in the three and six months ended June 30, 2013, respectively, compared to $0.7 million and $2.6 million in the same periods in 2012, respectively. Preliminary revenues in 2013 consist of $40 million of licensing revenues from Teva, amortization of the upfront payment from the Ferrer agreement, and transfer pricing of units shipped to Ferrer. Revenues in 2012 represent amortization of upfront payments earned under the Company’s agreements with Ferrer and Cypress Bioscience.

Alexza is evaluating the revenue recognition of its right-to-borrow under the Teva Note. The Company believes that the value of this right, if any, would result in an increase to the reported total assets and revenues in the second quarter of 2013, and a corresponding decrease to the reported net loss. The Company plans to record the value, if any, of the right-to-borrow under the Teva Note as an asset that will be amortized as interest expense over the two-year period in which Alexza may draw down the Teva Note. Any changes to today’s reported results will be non-cash items and will not increase or decrease the Company’s available cash, cash equivalents or marketable securities. The Company believes it will have the final valuation of the right-to-borrow asset, if any, available when it files its Quarterly Report on Form 10-Q for the period ended June 30, 2013. Because the revenue numbers reported in this release are preliminary, they may change materially before they are finalized.

GAAP operating expenses were $12.6 million and $22.9 million in the three and six months ended June 30, 2013, respectively, and $7.9 million and $14.2 million in the same periods in 2012, respectively.

Cost of goods sold were $3.0 million during the three and six months ended June 30, 2013. Cost of goods sold primarily consists of start-up activities related to commercial manufacturing operations, and to a lesser extent, manufacture of commercial product.

Research and development expenses were $4.8 million and $11.0 million in the three months and six months ended June 30, 2013, compared to $5.0 million and $10.0 million in the same periods in 2012, respectively.

General and administrative expenses were $4.8 million in the second quarter and $8.9 million in the six months ended June 30, 2013, as compared to $2.9 million and $4.1 million in the same periods in 2012, respectively. The increase was partially due to increased pre-commercialization efforts such as market research, including pricing and market segmentation studies, during 2013, following the approval of the ADASUVE New Drug Application (NDA) in December 2012 by the U.S. Food and Drug Administration (FDA). As part of the license and supply agreement signed in May 2013, Teva assumed these efforts. In 2012, general and administrative expenses were impacted by a reduction in non-cash contra expense of $1.4 million as a result of the termination of one of the Company’s building leases and related subleases in March 2012.

In connection with the acquisition of Symphony Allegro in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. In 2013, Alexza updated the contingent liability fair value model to reflect the increase in probability that Alexza would license the commercialization rights of ADASUVE in the US to a third party rather than commercialize on its own, and to reflect the terms of the Teva Agreement and reduced the discount factor used in the model, resulting in Alexza recording non-operating losses of $31.5 million and $42.4 million during the three and six months ended June 30, 2013, respectively. During the second quarter, Alexza made a $10 million payment to the former Symphony Allegro stockholders as a result of the $40 million upfront payment received from Teva.

Alexza believes that, based on its cash, cash equivalents and marketable securities balance at June 30, 2013, estimated product revenues, royalties and milestones associated with the sale of ADASUVE, proceeds available under the Teva Note, and expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the third quarter of 2014.

Conference Call Information - 5:00 p.m. Eastern Time on August 8, 2013

Investors and analysts may access the live conference call by dialing 888-713-4205 (domestic) or +1-617-213-4862 (international). The reference number to enter the call is 17723266.

To access the conference call and webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register at https://www.theconferencingservice.com/prereg/key.process?key=PUBV6EBXM.

The replay of the conference call may be accessed at www.alexza.com under the “Investor Relations” link, or by dialing 888-286-8010 (domestic) or +1-617-801-6888 (international). The reference number for the replay of the call is 27674002. A replay of the call will be available for 30 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions, including agitation, acute repetitive seizures and insomnia. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE (Staccato loxapine), Alexza’s first approved product, was approved by the U.S. Food and Drug Administration in December 2012 and by the European Medicines Agency in February 2013. Teva Pharmaceutical USA Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE, please visit www.adasuve.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of August 8, 2013 and financial guidance relating to the Company’s current cash, cash equivalents, investments and restricted cash is based upon balances as of June 30, 2013 and certain subsequent events, including drawing down on the Teva Note.

This news release and the planned conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Alexza and our collaborators, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financings, and the valuation of the Company’s right-to-borrow under the Teva Note and resulting impact on the Company’s reported financial results. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS: BCC Partners

Karen L. Bergman and Michelle Corral

650.575.1509 or 415.794.8662

kbergman@bccpartners.com or mcorral@bccpartners.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue	$40,835	$728	$41,564	$2,612
Operating expenses:
Cost of goods sold	2,961	—	2,961	—
Research and development	4,799	5,010	11,018	10,042
General and administrative	4,806	2,904	8,919	4,149

Total operating expenses	12,566	7,914	22,898	14,191

Income (loss) from operations	28,269	(7,186)	18,666	(11,579)
(Loss)/gain on change in fair value of contingent consideration liability	(31,500)	200	(42,400)	1,200
Interest and other income/(expense), net	4	409	17	408
Interest expense	(165)	(380)	(387)	(813)

Net loss	$(3,392)	$(6,957)	$(24,104)	$(10,784)

Basic and diluted net loss per share	$(0.21)	$(0.58)	$(1.50)	$(1.03)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2013	2012(1)
ASSETS
Current assets:
Cash and cash equivalents	$25,853	$17,715
Marketable securities	9,148	—
Restricted cash	—	5,051
Accounts receivable	106	—
Inventory	1,276	—
Prepaid expenses and other current assets	878	852

Total current assets	37,261	23,618
Property and equipment, net	15,744	16,531
Other assets	389	402

Total assets	$53,394	$40,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	16,332	18,718
Total noncurrent liabilities	50,656	19,260
Total stockholders’ (deficit) equity	(13,594)	2,573

Total liabilities and stockholders’ equity	$53,394	$40,551

(1)	Derived from audited consolidated financial statements at that date.